Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Iron Horse Acquisitions Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Title of Class of Security being registered	Amount to be Registered	Proposed maximum offering price per share	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Units, each consisting of one share of common stock, $0.0001 par value, one warrant, and 1/8th of one right to acquire one share of common stock	6,900,000	$10.00	$69,000,000.00	$10,184.40
Common stock, $0.0001 par value, included as part of the units	6,900,000	–	–	–	(3)
Warrants included as part of the units (4)	6,900,000	–	–	–	(3)
Common Stock underlying the warrants included as part of units	6,900,000	$11.50	$79,350,000.00	11,712.06
Rights included as part of the units (4)	862,500	–	–	–	(3)
Common Stock underlying the rights included as part of units	862,500	$10.00	$8,625,000.00	$1,273.05
Representative’s Shares	35,000	$10.00	$350,000.00	$51.66
Total Offering & Filing Fee Amounts			$157,325,000.00	$23,221.17
Total Fees Previously Paid				$–
Total Fee Offsets (5)				$23,221.17
Net Fee Due				$0.00

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.
(2)	Includes units and shares of common stock, rights and warrants underlying such units which may be issued on exercise of a 45-day option granted to the Underwriters to cover over-allotments, if any.
(3)	No fee pursuant to Rule 457(g).
(4)	Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(5)	See footnote 2 in Table 2 below for a calculation of fee offsets in connection with a previously paid filing fee for a prior registration statement.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	Iron Horse Acquisitions Corp.	S-1	333-268092 (1)	November 1, 2022		$12,673.00	Equity	Units, each consisting of one share of common stock, $.0001 par value, and one warrant	11,500,000 units
Fee Offset Claims	Iron Horse Acquisitions Corp.	S-1	333-268092 (1)	November 1, 2022		$14,573.95	Equity	Shares of common stock underlying warrants included as part of the units	11,500,000 shares underling warrants
Fee Offset Sources	Iron Horse Acquisitions Corp.	S-1	333-268092 (1)		November 1, 2022						$23,221.17

(1)	The Registrant paid a registration fee of $27,246.95 in connection with the registration of $247,250,000 of units of the Registrant’s common stock, $0.0001 par value, each consisting of a share and a warrant, under a Registration Statement on Form S-1, filed on November 1, 2022 (File No. 333-268092) (the “Prior S-1”). The Prior S-1 was not declared effective by the U.S. Securities and Exchange Commission (the “Commission”), and no securities were issued or sold thereunder. The Prior S-1 was withdrawn by filing a Form RW on October 17, 2023 after having been declared abandoned by the Commission on September 29, 2023. In accordance with Rule 457(p) under the Securities Act, the Company is offsetting the total amount of the registration fee due upon the initial filing of this Registration Statement (the “New S-1”) by $27,246.95, representing the fee paid in connection with the Prior S-1. A total amount of $4,025.78 remains available for future setoff pursuant to Rule 457(p).